Exhibit 3.2

CERTIFICATE OF MERGER

OF

ALSET EHOME INTERNATIONAL INC.

INTO

ALSET, INC.

Pursuant to Section 252 of the Delaware General Corporation Law

The undersigned, being the surviving corporation, hereby sets forth as follows:

FIRST: The name of the surviving corporation is ALSET, INC.; its state of incorporation is TEXAS.

SECOND: The name of the non-surviving corporation is ALSET EHOME INTERNATIONAL INC.; its state of incorporation is Delaware.

THIRD: An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each constituent corporation in accordance with Section 252 of the State of Delaware General Corporation Law.

FOURTH: The Certificate of Incorporation of ALSET, INC. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The executed Agreement of Merger is on file at a place of business of the surviving corporation; the address of said place of business is c/o 4800 Montgomery Lane, Suite 210, Bethesda, MD.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The surviving corporation agrees that it may be served process in this state in any proceeding for enforcement of any obligation of any constituent corporation of this State, as well as for the enforcement of any obligation of the surviving or resulting corporation arising from the merger or consolidation, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Law; the surviving corporation irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings and shall be the address to which the Secretary of State shall mail a copy of such process is c/o 4800 Montgomery Lane, Ste. 210, Bethesda, Maryland 20814.

EIGHTH: The future effective date and time of this certificate of merger is October 4, 2022 at 3:01am ET.

IN WITNESS WHEREOF, this certificate is hereby executed this 6th day of September, 2022.

ALSET, INC.

/s/ Chan Heng Fai
Chan Heng Fai, Chief Executive Officer